Agreement on Joint Incorporation of
Kiwa-CAU Bio-Tech Research & Development Center between
China Agricultural University and
Kiwa Bio-Tech Products (Shandong) Limited

WHEREAS:

(1) Kiwa Bio-Tech Products (Shandong) Limited (hereinafter referred to as ” Kiwa Shandong.”), a China-based subsidiary company solely-funded by Kiwa Bio-Tech Products Group Corporation incorporated in China, engaging in the bio-tech products industry. Kiwa Bio-Tech Products Group Corporation (hereinafter referred to as ”Kiwa”, a company registered in Delaware, U.S.A. and listed in NASDAQ OTCBB, with bio-tech industry as its strategic orientation, with bio-fertilizers as its starting points and gradually extending to bio-feeds, bio-environment protection, bio-pharmaceuticals, bio-seeds and bio-energy.

(2) China Agricultural University (hereinafter referred to as ”CAU”) and its subordinated “CAU Institute of Botany Ecological Engineering” (hereinafter referred to as ”Eco-Institute”) are leading in the world in the agriculture-related technological fields such as plant pathology, plant nutrition, Plant Ecology and microorganism.

(3) In April 2004, Kiwa signed the Patent Rights Transfer Contract for the patented “High Efficiency Hybrid Yield-Increasing Fungus and its Manufacturing Process” With CAU.

(4) Both parties agree to take the market-driven R & D as the direction of cooperation between Kiwa Group, Kiwa Shandong and CAU, mutually supplement their advantages, carry out technical renovation, speed up scientific and technological achievements transformation and industrialization, and gradually build the world leading bio-tech R & D Center. This Agreement is, through friendly discussions, made by and between both parties on the subject matter of joint incorporating the ”Kiwa-CAU Bio-Tech Research & Development Center” (hereinafter referred to as “R & D Center”). Both parties agree as follows:

Article 1 Investment and Incorporation of the R & D Center

1.1	Kiwa Shandong and CAU shall utilize their respective advantage resources to jointly set up Kiwa-CAU Bio-Tech R & D Center, the R & D Center shall be an affiliate of Kiwa Shandong.
1.2	Kiwa Shandong agrees to invest RMB1,000,000 each year as the funds for R & D to the R & D Center, such R & D funds shall be used for the following purposes:
(1)	The allowances and travel expenses for the staff of the R & D Center;
(2)	The equipment, instruments and consumables added for the R & D project as identified by both parties;
(3)	Other costs and expenses related to the R & D activities of the Center.
1.3	CAU agrees to provide the R & D Center with the following resources:
(1)
The R & D staff of CAU to join the R & D Center shall not be less than six, and at least three of them shall be with professor or doctorate and above title, at least two of them shall be with master degree;

(2)
The Eco-Institute shall be used as the base and the carrier to set up the R & D Center, and the R & D Center shall be allowed to use the experimental space and the facilities of the Eco-Institute free of charge, and provide conveniences to the use of other technical documents, laboratories and research institutes of CAU.

1.4	Kiwa Shandong may, according to the circumstances of specific R & D project, appoint appropriate personnel to join the R & D Center to carry out the project R & D Center.

Article 2 Objective and Task of the R & D Center

2.1
As the R & D organization of Kiwa Shandong, the R & D Center shall fulfill the overall R & D functions of Kiwa Shandong, including technical planning, technical consultancy and new technology and new products development. The R & D Center shall set its foot on Microbial fermentation engineering, carry out the research and development of bio-engineering technology in an all-round way, gradually bring Kiwa Shandong to enter the industries including bio-fertilizers, bio-feeds, bio-pharmaceuticals (bio- pesticides, bio- veterinary, bio-medicines), bio-energy, bio-environment protection and bio-seeds.

2.2	The R & D Center shall complete the following R & D tasks each year:
ø1÷	Three new technological achievements get patented;
ø2÷	Two technological achievements pass the provincial level or ministerial level scientific and technological achievements qualification;
ø3÷	Develop two new products which can be industrialized.
2.3
The R & D Center shall also be responsible for subsequent perfection of the existing product-related technologies of Kiwa Shandong, Kiwa Shandong shall be responsible for providing relating production and process data.

2.4
Both parties agree to set up the international R & D Center. CAU and the R & D Center shall provide Kiwa Shandong with the latest information of bio-techs at home and abroad, and make full use of its status in the international agriculture research field to provide the R & D staff of Kiwa Shandong with opportunities to famous agencies and experts at home and abroad, and assist Kiwa Shandong in feasibility study on the introduced new technologies and new products. Kiwa Shandong and its parent shall be responsible for contacting the international famous scientific research institutions and universities in the U.S. and other regions, recruiting expert consultants from home and abroad, creating conditions for international exchange, and introducing new technologies and new products from abroad.

2.5	The R & D Center shall fulfill the function of training quality control personnel and technicians for Kiwa Shandong, and providing technical support for the marketing center.

Article 3 Management and Coordination of the R & D Center
3.1
The R & D Center shall adopt the responsibility system of director. The director of the R & D Center shall be the director of the Eco-Institute, who shall be responsible for project planning, personnel recruitment and daily management of the R & D Center. The directors of the R & D Center shall report his work to the chief executive officer of Kiwa Shandong. Project planning shall acquire prior consent of Kiwa Shandong.

3.2
The R & D Center shall prepare the overall R &D plan and the annual R &D plan for Kiwa Shandong, such plans shall be implemented after approval by the chief executive officer of Kiwa Shandong. The annual R &D plan shall include the R &D projects, and the technical objective, technical contents, technical method and routes of each project, R &D schedule and duration for each project.

3.3	The main R &D personnel of the R & D Center shall be recruited on labor contract basis, and Kiwa Shandong shall sign labor contract with the employees.
3.4	The annual R & D funds shall be allotted in the following schedule:
(1)	The RMB500,000 for the third quarter and the fourth quarter of 2006 shall be allotted by two times before 31 December 2006.
(2)	The annual R & D funds for the subsequent years shall be allotted in the following schedule:
Before Jan. 31 RMB300,000
Before April 30 RMB 300,000
Before July 31 RMB400,000

3.5
The financial management of the R & D Center shall adopt the budget management as the principle. The director of the R & D Center shall prepare the annual budget according to the annual R & D plan, and use the R & D funds according to the budget. The detailed rules for financial management shall be worked out by the R & D Center and implemented after approval by Kiwa Shandong.

3.6	The director of the R & D Center shall at a quarterly basis report his work and R &D progress of previous month in writing to the leaders in charge of Kiwa Shandong and CAU.

Article 4 Share, Delivery and Acceptance of the Technical Achievements
4.1
Both parties agree that, the technological achievements of the R & D Center shall be shared by Kiwa Shandong and CAU. Kiwa Shandong shall have the right of preference to choose the projects, but each party shall apply for patents separately. Either party shall have the ownership to the patents and know-how applied for by him:

(1)	For invention patent, Kiwa Shandong 2ôCAU 1.
(2)	For provincial level or ministerial level qualification of scientific and technological achievements: Kiwa Shandong 1, CAU 1.
(3)
For new products, Kiwa Shandong 1, CAU 1. For new products owned by CAU, Kiwa Shandong shall have the right to preference in implementation, and the specific transfer price shall be agreed by both parties.

4.2	Both parties agree that, when the following work is done, the delivery of R & D technical achievements shall be realized:
(1)	For project to apply for invention patent, when the technical documents for patent application are prepared and pass the new item retrieval and the patent application is accepted;
(2)
For project to apply for provincial level or ministerial level qualification of scientific and technological achievements: when the detailed technical documents are prepared and the certificate for qualification of science and technology is issued;

(3)
For new product development: when the detailed technical background documents are prepared, including the product compositions, application effect, feasibility study reports (to be prepared by itself), technical standards and specifications, process flow charts, equipment flow charts, and can produce qualified products.

Article 5 Technical Risks
5.1
Where the R & D Center identifies any technical risk which may lead to failure or partial failure of the R & D, the R & D Center shall, within ten days, notify Kiwa Shandong and take necessary actions to minimize the loss; CAU shall have the obligation to take necessary actions to remind the R & D Center to pay attention to the technical risks which may exist, and urge the R & D Center to notify Kiwa Shandong, so as to avoid unnecessary investment.

5.2
During performance of this Agreement, in case the technology as the research subject has been made public by others (including by way of patent rights), either party shall give a timely notice to the other.

Article 6 Technical Confidentiality
6.1
The R & D personnel of CAU, Eco-Institute and the R & D Center shall keep confidential all the technical secrets and other business secrets related to the business of Kiwa Shandong, which are available to them during the process of R & D . Unless otherwise consent in writing is acquired from Kiwa Shandong, no R & D personnel shall disclose, make available, announce, release, publish, pass on, transfer or otherwise to a third party the business secrets, nor provide such third party with the conditions to know the business secrets, nor use the business secrets for himself or for the third party for purpose other than fulfillment of his duty.

6.2	CAU and Kiwa Shandong shall be liable for keeping confidential the technological achievements shared by the other party.
6.3
The intellectual property rights protection-related laws and the other provision hereof shall be applicable to the technological achievements formed in the R & D project of the R & D Center; Where for any reason it is necessary to terminate the R & D project, a written confirmation shall be provided by Kiwa Shandong. During the contract terms or within two year after the contract expires, the R & D personnel shall not be employed as a consultant or to take any other position in the companies which are implementing the same project as this R & D project.

6.4
Where any of the above party violates its confidentiality obligations, it shall pay the liquidated damages to the party suffering the loss with the interests gained from this Agreement as the standard, including the technological achievements and allowances it shares.

Article 7 Technical Implementation and Subsequent Improvement

7.1	R & D Center shall be responsible for all-the-way guidance, improvement and perfection during the industrialization implementation process of R & D scientific and technological achievements.
7.2
Both parties agree that either party shall have the right to use the technological achievements of the R & D Center and carry out subsequent improvement. Where either party improves the achievements owned by itself, such party shall be entitled to the technological achievements improved subsequently by itself. Where either party improves the achievements owned by the other party, the new technological achievements so produced with substantial or innovative technological progress characteristics shall be shared by both parties.

Article 8 Termination

8.1
Where Kiwa Shandong fails to allot the funds for R & D in accordance with the budget for two consecutive quarters, CAU shall have the right to terminate this Agreement, but Kiwa Shandong shall have no right to share the technological achievements produced in that year.

8.2
Where the R & D Center fails to fulfill the annual R & D plan, and the objective and tasks provided in Article 2.2, Kiwa Shandong shall have the right to terminate this Agreement, and shall have the right to claim for return of the equipment, apparatus and instruments purchased for R & D funds for that year.

Article 9 Supplementary Provisions

9.1
CAU agrees that the R & D Center can hang the plate with the wording "Kiwa-CAU Bio-Tech R & D Center” at the offices of Eco-InstituteôKiwa Shandong. After signing of this Agreement, Kiwa Shandong may use the wording ”Cooperation Partner---China Agriculture University” in all kinds of press or occasions including TV, news, broadcasting, newspapers, magazines, websites, pamphlets, posters, releases and expositions. But Kiwa Shandong shall commit not to carry out any activity which may ruin the reputation of CAU. CAU agrees to hang the plate with the wording ”Kiwa Shandong -China Agriculture University Cooperative Research Base” at its experimental base.

9.2
This Agreement shall remain valid for ten years starting from 1 July 2006. This Agreement shall be binding on both parties during the period of validity, except as amended by both parties in writing or rescinded in accordance with Article 8 or expired.

9.3
This Agreement shall become effective from the date executed by both parties. This Agreement shall be made in duplicate, each party shall hold one original copy, and each original copy shall be equally authentic.

China Agriculture University (Seal)
/s/: Qi xin Sun
Vice chancellor
Date: November 14, 2006

Kiwa Bio-Tech Products (Shandong) Limited (Seal)
/s/: Wei Li
Chief Executive Officer
Date: November 14, 2006